Exhibit 99.1

                                NEWS RELEASE

For Further Information

Contact:    Union Trust Company            April 23, 2003
            Jeannie Merchant
            Marketing Director
Telephone:  667-2504

For Immediate Release

                 Union Trust Reports First Quarter Earnings

      Ellsworth - Union Bankshares Company is pleased to announce that net income for the first quarter of 2003 increased by nine percent over the same period last year. Growth was driven largely by gains in non-interest income, more specifically in consumer mortgages and financial services business. Declining interest rates continue to encourage record numbers of mortgage financing applications putting severe pressure on net interest margins. Loan department fee income grew 69% or $203,161 while net interest income declined by $99,755 for the same period. The decline in net interest income occurred despite growth of $31.6 million in assets. Despite a difficult stock market, there was an increase of 26% in financial services income. "This is a heartening development since growing our financial services business is a key element of our strategic plan," stated Peter Blyberg, President and CEO of Union Trust Company. Financial services encompass Trust and Investment, Financial Planning and Cornerstone businesses. On the balance sheet, the loan portfolio grew by $9.5 million or 4.5% over first quarter 2002 while deposits were up $17.5 million or 6.9% year on year.

      The Board of Directors has approved a twelve-month extension of the Stock Repurchase Program instituted last year. Under that plan the Corporation is authorized to purchase up to five percent or 28,850 shares of the outstanding common stock of the Corporation.

      Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From sixteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 160 people, Union Trust has a documented record of consistent earnings growth. As of December 31, 2002, Union Trust had assets in excess of $380 million. Union Trust can be found on the Internet at www.uniontrust.com.

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